Exhibit 10.3

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

KODIAK OIL & GAS (USA) INC.

AND

KODIAK WILLISTON, LLC,

COLLECTIVELY,

AS SELLER,

AND

TRIANGLE USA PETROLEUM CORPORATION,

AS PURCHASER

DATED AS OF AUGUST 5, 2013

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APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A	-	Leases
Exhibit B	-	Wells
Exhibit C	-	Contracts
Exhibit D	-	Form of Assignment, Bill of Sale and Conveyance

SCHEDULES:

Schedule 3.2	-	Allocated Values
Schedule 3.4	-	Imbalances
Schedule 4.5	-	Litigation
Schedule 4.6-1	-	Material Notices
Schedule 4.6-2	-	Certain Excluded Assets
Schedule 4.7-1	-	Obligations
Schedule 4.7-2	-	Undisclosed Contracts
Schedule 6.4	-	Permitted Encumbrance and Defects

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of August 5, 2013 (the “Execution Date”), by and among (i) Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Kodiak USA”), (ii) Kodiak Williston, LLC, a Delaware limited liability company (“Kodiak Williston,” and together with Kodiak USA, “Seller”), and (iii) Triangle USA Petroleum Corporation, a Colorado corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.                                    Seller acquired certain interests in oil and gas properties, rights and related assets from Liberty Resources LLC, a Delaware limited liability company (“Liberty”), pursuant to that certain Purchase and Sale Agreement, dated as of June 2, 2013, by and among Liberty, Kodiak USA and Kodiak Oil & Gas Corp., as amended by such parties on July 12, 2013 through their entry into that certain Amendment No. 1 to the Purchase and Sale Agreement (as so amended, the “Liberty PSA”).

B.                                    Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the “Assets,” as defined and described herein, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1                                    Defined Terms.  In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2                                    References and Rules of Construction.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Appendices, Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” shall be deemed references to U.S. Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  References to any Law, agreement or contract means such Law, agreement or contract, as applicable, as it may be amended from time to time.

ARTICLE 2
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Liabilities.

Section 2.2                                    Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following: (a) all oil and gas leases specifically described in Exhibit A, together with all amendments, renewals, extensions, and ratifications thereof (collectively, the “Leases”); (b) the lands covered by the Leases or pooled or unitized therewith (the “Lands”); (c) the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced from under the Leases (the “Hydrocarbons”); (d) all oil, gas, water or injection wells located on or associated with the Lands, whether producing, shut-in, or temporarily abandoned, including the wells described in Exhibit B (the “Wells”), together with all of the personal property, equipment, fixtures and improvements used primarily in connection therewith; (e) the unitization, pooling and communitization agreements, declarations, spacing orders, and the pools, units, or spacing units created thereby, relating to the properties and interests described in clauses (a) through (d) and to the production of Hydrocarbons, if any, attributable to said properties and interests (collectively, the “Units,” and together with the Leases, the Lands and the Wells, the “Properties”), and the force-pooled and non-consent interests associated therewith; (f) all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use solely in connection with the operation of the interests described in clauses (a) through (e), including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities; (g) all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used primarily in connection with the production, gathering, treatment, processing, storage, sale or disposal of Hydrocarbons or produced water from the interests described in clauses (a) through (f), but excluding, in all such instances, any items the transfer of which is prohibited by applicable Law; (h) all claims for refunds of any Production Taxes attributable to any period from and after the Effective Time; (i) all existing contracts and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, including those described on Exhibit C, insofar as they directly relate to the properties and interests described in clauses (a) through (h), but excluding any contracts, agreements and instruments the transfer of which is prohibited by applicable Law (subject to such exclusion, collectively, the “Contracts”); (j) all unbilled costs for the joint interest billings and the accounts receivable for the joint interest billings on behalf of third party working interest owners in Assets operated by Seller; and (k) originals or copies of all the files, records, and data relating to the items described in clauses (a) through (j) above, which records shall include (i) lease records, (ii) well records, (iii) division order records, (iv) well files, (v) title records (including abstracts of title, title opinions and memoranda, and title curative documents), (vi) engineering records, (vii) geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating to the properties and interests described in clauses (a) through (j), (viii) correspondence, (ix) electronic data files (if any), (x) maps, (xi) production records, (xii) electric logs, (xiii) core data, (xiv) pressure data, (xv) decline curves and graphical production curves, (xvi) reserve reports, (xvii) appraisals and (xviii) accounting records (collectively, the “Records”).

Section 2.3                                    Excluded Assets.  The Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.

Section 2.4                                    Effective Time; Proration of Costs and Revenues.

(a)                                 Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., Mountain Time, on July 1, 2013 (the “Effective Time”), as described below.

(b)                                 Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred at and after the Effective Time.

(c)                                  Seller shall be entitled to all production of Hydrocarbons from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time.

(d)                                 Should Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for and promptly remit the same to Seller.  If, after Closing, Seller receives any proceeds or other income with respect to the Assets to which Purchaser is entitled pursuant to Section 2.4(b), Seller shall fully disclose, account for, and promptly remit the same to Purchaser. If, after Closing, Seller receives any proceeds, payments or other credits with respect to the Third Party Costs (which are not accounted for in the adjustments provided for in Section 8.4(b)), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(e)                                  Should Purchaser pay after Closing any Property Expenses for which Seller is responsible under Section 2.4(c), Seller shall reimburse Purchaser within five Business Days after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment.  Should Seller pay after Closing any Property Expenses for which Purchaser is responsible under Section 2.4(b), Purchaser shall reimburse Seller within five Business Days after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f)                                   Taxes that are included in Property Expenses, right-of-way fees, insurance premiums and other Property Expenses that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time, except that production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced and sold, as applicable, before, and at or after, the Effective Time.  In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

(g)                                  Notwithstanding anything to the contrary, any Property Expenses associated with or giving rise to the Pro Frac Lien will be treated as Property Expenses for which Seller is responsible under Section 2.4(c) and will not be treated as a Defect Amount or otherwise give rise to a Title Defect (and, therefore, will not be subject to the threshold and deductible set forth in Section 6.4(d)) for purposes of this Agreement.

Section 2.5                                    Procedures.  For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.  Seller shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.4.  The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Asset.

ARTICLE 3
PURCHASE PRICE

Section 3.1                                    Purchase Price.  The purchase price for the Assets shall be $82,000,000 (the “Unadjusted Purchase Price”).  The Unadjusted Purchase Price shall be adjusted as provided in Section 3.4, and the determination of the Adjusted Purchase Price shall be made as provided in Section 8.4.

Section 3.2                                    Allocated Values.  The “Allocated Value” for any Asset equals the dollar amount specified for such Asset on Schedule 3.2, increased or reduced as described in Section 3.4.  The share of each adjustment to the Unadjusted Purchase Price under Section 3.4 shall be allocated to the particular Asset to which such adjustment relates, limited to the extent that such adjustment relates to such Asset and to the extent that it is possible to make such allocation.  Any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Asset on Schedule 3.2.  Seller makes no representation or warranty as to the accuracy of the Allocated Values assigned to each of the Assets.

Section 3.3                                    Allocation of Purchase Price.  Seller, using the Allocated Values determined under Section 3.2 to the extent applicable, shall prepare an allocation of the Adjusted Purchase Price on a schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder within 30 days following the final determination of the Adjusted Purchase Price under Section 8.4(b). Purchaser shall notify Seller in writing of any objections to the Proposed Section 1060 Allocation Schedule within 15 days of receipt thereof and if, within 30 days after delivery of notice of such objection, Purchaser and Seller cannot agree to a final allocation schedule to be used for income Tax reporting purposes, Purchaser and Seller shall submit the disputed matters to binding arbitration pursuant to Section 12.2 to finally determine the proper allocation of the Adjusted Purchase Price for purposes of Section 1060 of the Code, and shall request that the arbitrator issue a final allocation schedule (the “Final Section 1060 Allocation Schedule”) within 30 days of the submission of the dispute.  Seller and Purchaser agree that the allocation of the Adjusted Purchase Price as set forth on the Final Section 1060 Allocation Schedule shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594.  Seller and Purchaser further agree that each will take no position inconsistent with such allocations on any applicable Tax Return, in any audit or proceeding before any Governmental Body related to Taxes, in any report made for Tax, financial accounting or any other purpose, or otherwise.  In the event that the allocation described herein is disputed by any Governmental Body, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

Section 3.4                                    Adjustments to Purchase Price.  All adjustments to the Unadjusted Purchase Price shall be (x) made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied in the oil and gas industry, (y) made without duplication, in this Agreement or otherwise, and (z) allocated among the Assets in accordance with Section 3.2.  Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted, with the resulting adjustments to such Unadjusted

Purchase Price herein the “Adjusted Purchase Price,” by the following amounts:

(a)                                 The Unadjusted Purchase Price shall be adjusted upward by the following amounts:

(i)                                     an amount equal to all Property Expenses attributable to the ownership or operation of the Assets that are incurred at and after the Effective Time but paid by Seller, but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(e);

(ii)                                  an amount equal to, to the extent that such amounts have been received by Purchaser and not remitted or paid to Seller, (A) all proceeds from the production of Hydrocarbons from or attributable to the Assets prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);

(iii)                               to the extent that proceeds for such volumes have been received by Purchaser and not remitted to Seller, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by the contract price therefor on the Effective Time;

(iv)                              to the extent that Seller is underproduced as of the Effective Time,  as shown with respect to the net Imbalances set forth in Schedule 3.4, the amount of such net Imbalances multiplied by a price of $3.55 per MMBtu;

(v)                                 any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price; and

(vi)                              an amount equal to the sum of (A) Property Expenses related to the Wells or Units which have been incurred prior to the Effective Time and paid by or on behalf of Seller, on behalf of other Third Party working interest owners in such Wells or Units and have not been billed to such Third Party working interest owners prior to the Closing and (B) accounts receivable of Seller with respect to Property Expenses described in Section Section 3.4(vi)(A) (collectively, “Third Party Costs”).

(b)                                 The Unadjusted Purchase Price shall be adjusted downward by the following amounts:

(i)                                     an amount equal to all Property Expenses attributable to the ownership or operation of the Assets that are incurred prior to the Effective Time but paid by Purchaser, but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);

(ii)                                  an amount equal to, to the extent that such amounts have been received by Seller and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons from or attributable to the Assets at and after the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time and (C) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);

(iii)                               an amount equal to (A) the Allocated Values of any of the Assets that become Excluded Assets hereunder and (B) all Net Casualty Losses pursuant to Section 6.5;

(iv)                              to the extent that Seller is overproduced as of the Effective Time, as shown with respect to the net Imbalances set forth in Schedule 3.4, the amount of such net Imbalances multiplied by a price of $3.55 per MMBtu;

(v)                                 to the extent not transferred to Purchaser at the Closing, all funds held in suspense by Seller with respect to the operation, ownership, production and developments of the Assets (which funds shall thereafter be retained by Seller);

(vi)                              the Defect Adjustment Amount determined pursuant to Section 6.4(d) and Section 6.4(e);

(vii)                           any amounts that have been received by Seller or its Affiliates (including by offset or netting of amounts) with respect to Third Party Costs; and

(viii)                        any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser the following:

Section 4.1                                    Existence and Qualification.  Kodiak USA is a corporation, validly existing and in good standing under the Laws of the State of Colorado and is duly qualified to do business in the State of North Dakota.  Kodiak Williston is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the State of North Dakota.

Section 4.2                                    Power.  Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement does not, and the performance of Seller’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any provision of Seller’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to Seller, provided that no representation is made in this Section 4.2 with respect to the assignability of the Assets under applicable Laws, as such subject matter is covered exclusively under Section 4.6 and Section 6.3.

Section 4.3                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4                                    Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.5                                    Litigation.  There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against it which if decided unfavorably to Seller could have a material adverse effect on the ability of Seller to execute, deliver or perform its obligations under this Agreement.  Except as set forth on Schedule 4.5, since the closing of the Liberty PSA, Seller has not received any written notices or threats with respect to actions, suits or proceedings before any Governmental Body or arbitrator with respect to the Assets.

Section 4.6                                    Liberty PSA.  Schedule 4.6-1 sets forth the following items: (a) all material written notices contemplated by and provided for under the Liberty PSA by Liberty, Seller or Kodiak Oil & Gas Corp., as applicable, relating to the following: (i) “Title Defects,” “Environmental Defects,” or waivers of duties, obligations, terms or conditions of the Liberty PSA, in each case, with respect to the Assets only; (ii) indemnity claims submitted under the Liberty PSA (irrespective of whether or not relating to the Assets); and (iii) any other matter that is of a material nature relating to the Assets or operations thereon (excluding any communications made by Liberty, Seller or Kodiak Oil & Gas Corp. (A) in the ordinary course of business dealings with respect to the Liberty PSA, (B) relating primarily to the Retained Assets, (C) relating to the allocated values of assets transferred under the Liberty PSA, (D) relating to drilling proposals or AFEs submitted by Purchaser to Liberty or (E) relating to the “Preliminary Settlement Statement” under the Liberty PSA except as provided in Section 4.6(c)); (b) a description of any assets, properties, equipment, rights, interests or other items that were excluded from the Liberty PSA pursuant to the terms thereof relating to lands or operations thereon in Townships T149—R101, T150—R101 and T151—R101 of McKenzie County, North Dakota; and (c) the dollar amount of adjustments to the Preliminary Purchase Price under Section 2.6 of the Liberty PSA.  Except for those properties set forth on Schedule 4.6-2, the Assets include all rights, contracts, Permits, properties, equipment, benefits, agreements and other assets located in Townships T149N—R101W, T150N—R101W and T151N—R101W of McKenzie County, North Dakota conveyed by Liberty to Seller pursuant to the Liberty PSA.  To the knowledge of Seller, all preferential purchase rights and similar preemptive purchase rights with respect to the transfer of the Assets from Liberty to Seller under the Liberty PSA have been satisfied or otherwise waived (or deemed waived through the passage of time).  Prior to the execution of this Agreement, Seller has provided or made available to Purchaser, true, correct and complete copies of (i) the Liberty PSA (without exhibits or schedules, except as described herein), Exhibit C to the Liberty PSA, and the Schedules to the Liberty PSA, but excluding Schedule 2.4(a), it being understood that the schedules and exhibits will be redacted as to all information other than information that relates solely to the Assets; (ii) Amendment No. 1 to Liberty PSA (without exhibits or schedules, except as described herein), Schedule 1.1(d) to Amendment No. 1 to Liberty PSA and (iii) the Assignment, Bill of Sale and Conveyance to Seller pursuant to the Liberty PSA.

Section 4.7                                    Obligations.  As of the Execution Date, except as set forth on Schedule 4.7-1, (a) since the closing of the transactions under the Liberty PSA, Seller has not incurred any expenses or obligations, and has not made any commitments to make expenditures, in connection with the ownership or operation of the Assets (other than with respect to routine operations performed in the ordinary course of operating the existing Wells), (b) Seller has not approved any outstanding AFEs or made other capital commitments to Third Parties that are binding on the Assets and could reasonably be expected to require expenditures by the owner of the Assets in excess of $250,000 (other than as set forth in the Liberty PSA), (c) Seller has not (i) encumbered or burdened, or otherwise placed any Liens or imposed any security interests on, any of the Assets, (ii) except for this Agreement, entered into Contracts with respect to the Assets or (iii) amended, modified, surrendered or terminated, as applicable, any Contract or Lease, (d) Seller has not materially breached, and is not in material default under, any Contract or Lease, and (e) Seller has not elected to be a non-consenting party under a Contract with respect to any operations proposed to be performed on the Assets.  Prior to execution of this Agreement, except as set forth on Schedule 4.7-2, Seller has provided or made available to Purchaser, true, correct and complete copies of the Material Contracts with respect to the Assets or operations thereon.  The Imbalances burdening or otherwise applying to the Assets as of the Effective Time are shown on Schedule 3.4.

Section 4.8                                    Reports.  All material reports, studies, written notices from Governmental Bodies, tests, analyses and other documents in Seller’s possession that address or otherwise pertain to environmental matters with respect to the Assets have been provided or otherwise made available to Purchaser.  Similarly, all title reports, ownership reports, run-sheets and similar documents in Seller’s possession with respect to the Assets have been provided or otherwise made available to Purchaser.

Section 4.9                                    Third Party Costs.  To the actual knowledge of the Seller, the Third Party Costs are for goods furnished or services rendered in the ordinary course of business, are payable in accordance with customary trade terms for such costs and expenses and are not subject to any rights of Third Parties of set-off or netting.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 5.1                                    Existence and Qualification.  Purchaser is a limited liability company, validly existing, and in good standing under the Laws of the State of Colorado and is (or, as of the Closing, will be) duly qualified to do business in the State of North Dakota.

Section 5.2                                    Power.  Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement does not, and the performance of Purchaser’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any provision of Purchaser’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser.

Section 5.3                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4                                    Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.5                                    Litigation.  There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against it which if decided unfavorably to Purchaser could have a material adverse effect on the ability of Purchaser to execute, deliver or perform its obligations under this Agreement.

Section 5.6                                    Financial Resources.  Purchaser has (or, as of the Closing, will have) the financial resources available to consummate the transactions contemplated by this Agreement and to pay the purchase price and any fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

Section 5.7                                    Securities Law Compliance.  Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 5.8                                    Independent Evaluation.  Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.  Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement (including Seller’s representations and warranties in ARTICLE 4).

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1                                    Due Diligence Review.

(a)                                 Subject to the other provisions of this Section 6.1, upon execution of this Agreement, Seller will make the Assets available to Purchaser and its Representatives for inspection and review, at Purchaser’s sole cost, to permit Purchaser to perform its due diligence (“Due Diligence Review”) as hereinafter provided.  Purchaser shall be entitled to conduct its Due Diligence Review until the Claim Date (the “Due Diligence Period”).

(b)                                 Upon reasonable advance notice, the Records will be made available to Purchaser at the offices of Seller during Seller’s normal business hours.  Notwithstanding the foregoing, Records relating to Non-Op Properties will only be made available to Purchaser to the extent such Records are in Seller’s possession, provided that Seller will cooperate with and assist Purchaser in obtaining copies of any Records not within Seller’s possession relating to such Non-Op Properties.

(c)                                  Seller hereby consents to Purchaser conducting, during the Due Diligence Period and upon reasonable advance notice to Seller, at Purchaser’s sole risk and expense, on-site inspections and an Environmental Assessment of the Assets, provided that (x) Purchaser’s right to conduct due diligence on Assets operated by any Person other than Seller (the “Non-Op Properties”) shall be subject to obtaining such operator’s consent, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession), and (y) any such Environmental Assessment will be subject to the following:

(i)                                     Purchaser shall not conduct any sampling, boring, drilling or other invasive investigation activities upon the Assets (“Invasive Activities”) without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed and, with respect to any Non-Op Property, without the prior written consent of the third-party operator thereof, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession).

(ii)                                  If any Environmental Assessment indicates that a Condition exists or is reasonably likely to exist on any Asset, Purchaser may request Seller’s consent to conduct Invasive Activities (“Inspection Request”).  The Inspection Request shall include the specific Asset that would be subject to the Invasive Activities, the reasons for requesting Invasive Activities and a description of the proposed Invasive Activities to be conducted by Purchaser.  Seller shall consent to or deny the Inspection Request within three Business Days of receipt of the Inspection Request, provided that consent from Seller shall not be unreasonably withheld, conditioned or delayed and that the failure of Seller to respond within such three Business Day period shall be deemed to constitute

Seller’s denial of consent to the Inspection Request and the proposed Invasive Activities; and provided, further, Purchaser’s right to conduct Invasive Activities on any Non-Op Property is also subject to the prior written consent of the third-party operator of such property, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession).

(d)                                 Seller shall have the right to have its Representatives present at any time that Purchaser or any of its Representatives are present on the Assets, and Purchaser will cooperate reasonably with Seller’s scheduling requests so Seller or its Representatives can be present.  In connection with any Environmental Assessment or Invasive Activities, Purchaser agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements and safety policies of the operator.  If Purchaser or its agents prepares an Environmental Assessment or conducts Invasive Activities, Purchaser will furnish a copy of the assessment or report resulting therefrom to Seller.  The Parties shall execute a “common undertaking” letter regarding the confidentiality of Environmental Assessments and Invasive Activities.

(e)                                  During the Due Diligence Period, upon reasonable advance notice, Seller shall provide Purchaser with reasonable access to Seller’s employees (whom are familiar with the Assets) during normal business hours, and shall instruct such persons to cooperate in all reasonable respects with Purchaser in its Due Diligence Review.  Notwithstanding the foregoing, in the event that Seller is prohibited under an agreement currently binding on Seller to provide Purchaser access to an Asset or any Record, Seller’s obligation to provide Purchaser access with respect to such Asset or Record shall be deemed satisfied by Seller using commercially reasonable efforts to obtain permission for Purchaser or its Representatives to gain such access.

(f)                                   As a condition for granting Purchaser or any Representative thereof access to any Asset, Purchaser must present Seller with a customary insurance certificate confirming that it is adequately insured including the insurer’s waiver of subrogation of Purchaser’s or its Representatives’ rights and claims against Seller.

(g)                                  PURCHASER HEREBY WAIVES, RELEASES AND AGREES TO DEFEND AND INDEMNIFY SELLER GROUP AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO PURCHASER HEREUNDER OR THE ACTIVITIES OF PURCHASER OR ITS REPRESENTATIVES (INCLUDING INVASIVE ACTIVITIES), EXCLUDING CLAIMS INVOLVING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP.  This waiver, release and indemnity by Purchaser shall survive termination of this Agreement.

(h)                                 EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND AS TO ANY INFORMATION OBTAINED BY PURCHASER PURSUANT TO THIS SECTION 6.1, INCLUDING THE RECORDS AND ANY INFORMATION CONTAINED THEREIN.  PURCHASER

AGREES THAT ANY CONCLUSIONS DRAWN FROM THE RECORDS SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

Section 6.2                                    Operation of Business.

(a)                                 Except as otherwise consented to in writing by Purchaser or provided in this Agreement, from the Execution Date to the Closing Date, Seller: (i) will keep Purchaser informed of all material developments relating to the Assets; (ii) will conduct its business related to the Assets in a good and workmanlike manner and in compliance with all Leases and Contracts; (iii) shall pay or cause to be paid in the ordinary course of business its proportionate share of all costs and expenses incurred in connection with the Assets or operations thereon; and (iv) will notify Purchaser of capital expenditures anticipated to cost in excess of $100,000 per operation conducted on the Assets, other than those listed on Schedule 4.7.

(b)                                 Subject to Section 6.2(a) and except as otherwise provided in this Section 6.2(b), unless Seller obtains the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will use commercially reasonable efforts within the constraints of the applicable operating agreements and other applicable Contracts not to: (i) abandon any part of the Assets; (ii) except for those operations set forth on Schedule 4.7, approve or otherwise commit to any operations on the Assets anticipated in any instance to cost more than $100,000 per activity (excepting emergency operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided that Seller immediately notifies Purchaser of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein); (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the ordinary course of business); (iv) enter into any Material Contract in respect of an Asset, or materially amend or change the terms of any Contract or Lease; (v) unless required by Law or a Governmental Body, plug or abandon any of the Wells; (vi) voluntarily relinquish its position as operator to anyone other than Purchaser with respect to any of the operated Assets; (vii) waive, compromise or settle any claims, demands, complaints, causes of action, suits, actions, judgments, awards, recoveries, settlements, and appeals, which can reasonably be expected to materially affect the ownership, operation or value of the Assets after the Closing Date; or (viii) issue any note, bond, or other debt instrument secured by the Assets or agree to the imposition of any security interest or Lien on the Assets or allow any encumbrance which would impose a security interest or Lien on account of unpaid amounts upon any of the Assets that will not be repaid at the Closing.

(c)                                  Requests for approval of any action restricted by this Section 6.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Mike Ross
Business Development Manager
Fax: (303) 260-5080
Email: MRoss@trianglepetroleum.com

Section 6.3                                    Consents to Assignment and Preferential Rights to Purchase.

(a)                                 Promptly after the Execution Date (but no later than three Business Days thereafter), Seller shall prepare and send (i) notices to the holders of any required consents to assignment requesting consents to, (A) if not already obtained, the transfer of the Assets from Liberty to Kodiak Williston pursuant to the Liberty PSA and (B) the Conveyances and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights with respect to the Conveyances, in each case, in compliance with the terms of such rights and requesting waivers of such rights.  Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing (provided that Seller shall not be obligated to make any payments or undertake obligations in connection with the obtaining of such consents and waiver of preferential rights); and shall provide Purchaser with copies of all notices sent pursuant to this Section 6.3(a) and, promptly after Sellers’ receipt thereof (but no later than three Business Days thereafter), any responses from the holders of such consents and preferential purchase rights (or similar rights), as applicable, to such notices.  Purchaser shall reasonably cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to ARTICLE 8 as to those Assets for which preferential purchase rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.4.  If, prior to the Closing Date, any Party discovers any required consents or preferential rights to purchase (applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 6.3(a), then (A) the Party making such discovery shall provide the other Party with written notification of such consents or preferential rights, as applicable, (B) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of the required consents requesting consents to the Conveyances and notices to the holders of preferential rights to purchase in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 6.3 shall apply to the Assets subject to such consents or preferential rights to purchase, as applicable.

(b)                                 In no event shall there be included in the Conveyances any Asset for which a Specified Consent Requirement has not been satisfied with respect to the transactions described in Section 6.3(a)(i).  In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Lease, Well or Unit to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Specified Consent Requirement, (i) Seller shall continue after Closing to use commercially reasonable efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to Purchaser upon receipt of the Specified Consent Requirement (provided that Seller shall not be obligated to make any payments or undertake obligations in connection with satisfying such Specified Consent Requirements) and (ii) the Contract shall be held by Seller for the benefit of Purchaser until the Specified Consent Requirement is satisfied or the Contract has terminated.  In cases in which the Asset subject to such a Specified Consent Requirement is a Property and such consent is not satisfied by Closing, the affected Property and the Assets primarily related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets.  If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.4 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 8.4(b), a separate closing shall be held within five Business Days thereof at which (i) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such affected Property and related Assets, adjusted in accordance with Section 3.4, to Seller.  If such consent requirement is not satisfied by the date of delivery of such final settlement statement, Seller shall have no further obligation hereunder to sell and convey such Property and related Assets and Purchaser shall have no further obligation hereunder to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.

(c)                                  If any preferential right to purchase any Assets is exercised prior to Closing, the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.  Seller shall retain the consideration paid by the Third Party, and shall have no further obligation with respect to such affected Assets under this Agreement.  Should a Third Party fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Values of such Assets.  In the event that such Third Party exercises its preferential right to purchase following the Closing, Seller shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.  If, on the other hand, the applicable preferential purchase rights are waived or expire, a separate closing shall be held within five Business Days thereof at which (i) Seller shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.4, to Seller.  In the event that the applicable preferential purchase rights are not exercised, waived or expired by 90 days after the Closing, Seller shall have no further obligation hereunder to sell and convey the Assets subject to the such preferential purchase rights and Purchaser shall have no further obligation hereunder to purchase, accept and pay for such Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.

Section 6.4                                    Defect Matters.

(a)                                 Defects.  Purchaser will have the right to assert Defects pursuant to this Section 6.4(a) for the purpose of (x) making an adjustment to the Unadjusted Purchase Price pursuant to Section 3.4(b)(vi) and (y) determining whether the closing condition in Section 7.2(e) has been satisfied.  Except as set forth in the preceding sentence and the special warranty of title provided in the Conveyance, and without prejudice to Purchaser’s rights under Section 10.2(b), Purchaser hereby acknowledges and agrees that Purchaser will have no other remedy for any Defect with respect to any of the Leases, Wells, Units and other Assets and Purchaser hereby releases and waives all other remedies and agrees not to assert or threaten to assert any claim with respect to any such waived remedies.

(i)                                     To assert a claim for a Defect for such purpose, Purchaser must deliver a claim notice to Seller (a “Defect Notice”) promptly after the discovery thereof, but in no event later than five Business Days prior to the Closing (such cut-off date, the “Claim Date”).  Each Defect Notice shall be in writing and include (a) a description of the alleged Defect that is reasonably sufficient for Seller to determine the basis of the alleged Defect, (b) the Asset adversely affected by the Defect (a “Defect Property”), (c) all documents upon that Purchaser relies for its assertion of a Defect, including supporting documents reasonably necessary for Seller to verify the existence of the alleged Defect, and (d) the amount by which Purchaser reasonably believes the value of each Defect Property is reduced by the alleged Defect (the “Defect Amount”) and the computations and information upon which Purchaser’s belief is based.  Seller shall have the opportunity to cure any Title Defects, to Purchaser’s reasonable satisfaction, on or before one Business Day prior to the Closing and any such cured Title Defects will no longer be considered Defects for purposes of this Agreement.  The Defect Amount shall be determined as provided in Section 6.4(a)(ii) and Section 6.4(a)(iii), as applicable, provided that, notwithstanding anything to the contrary in this Section 6.4, the aggregate Defect Amount, in the case of Section 6.4(a)(ii) only, attributable to all Title Defects upon any Defect Property shall not exceed the Allocated Value of such Defect Property.

(ii)                                  The Defect Amount for any Title Defect shall be based on the amount by which the Allocated Value of the Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions: (A) if Purchaser and Seller agree on the Defect Amount, that amount shall be the Defect Amount; (B) if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Defect Property; and (C) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Defect Property of a type not described in subsections (A) or (B) above, the Defect Amount shall be determined by taking into account the following factors: (1) any discrepancy between (x) the Net Revenue Interest or Working Interest for any Defect Property and (y) the Net Revenue Interest or Working Interest stated in Exhibit A or Exhibit B, respectively; (2) the Allocated Value of the Defect Property; (3) the portion of the Defect Property affected by the Title Defect; (4) the legal effect of the Title Defect; (5) the values placed upon the Title Defect by Purchaser and Seller; (6) any discrepancy between (x) the Net Acre interest covered by a Lease and (y) the Net Acre interest covered by such Lease stated in Exhibit A; and (7) such other reasonable factors as are necessary to make a proper evaluation.

(iii)                               The Defect Amount for any Environmental Defect shall be based on the reasonable cost to remediate such Environmental Defect.  In no event shall the Defect Amount for any Environmental Defect for a particular Defect Property exceed the reasonable cost to remediate such Environmental Defect. The Defect Amount for any Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect, Defect Amount or Casualty Loss hereunder.

(b)                                 Title Benefits.  Seller will have the right to assert rights, circumstances or conditions that operate to (i) increase the Net Revenue Interest of Seller in any Lease, Well, or Unit above that shown in Exhibit A or Exhibit B, respectively, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A or Exhibit B respectively, (ii) decrease the Working Interest of Seller in any Lease, Well, or Unit below that shown in Exhibit A or Exhibit B, respectively, to the extent that such decrease in Seller’s Working Interest does not cause a decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A or Exhibit B, respectively, or (iii) increase the Net Acres of Seller covered by a Lease (other than due to an increase in Seller’s Working Interest that is not accompanied by a proportionate increase in Seller’s Net Revenue Interest) above that shown in Exhibit A (each, a “Title Benefit”).  Title Benefits may be asserted hereunder for the purposes of offsetting (x) any Defect Amounts used to determine the Title Defect Adjustment Amount pursuant to Section 6.4(d) and (y) Defect Amounts used to determine whether the closing condition in Section 7.2(e) has been satisfied.  To assert a Title Benefit, Seller must deliver a claim notice to Purchaser (a “Title Benefit Notice”) promptly after the discovery thereof, but in no event later than Claim Date.  Each Title Benefit Notice shall be in writing and include (a) a description of the alleged Title Benefit that is reasonably sufficient for Purchaser to determine the basis of the alleged Title Benefit, (b) the Asset affected by the Title Benefit (a “Title Benefit Property”), (c) all documents upon that Seller relies for its assertion of a Title Benefit, including supporting documents reasonably necessary for Purchaser to verify the existence of the Title Benefit, and (d) the amount by which Seller reasonably believes the value of each Title Benefit Property is increased by the Title Benefit (the “Title Benefit Amount”) and the computations and information upon which Seller’s calculation is based.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the same methodology, terms and conditions for determining the Defect Amount with respect to a Title Defect.

(c)                                  Remedies.  Subject to Seller’s right to dispute resolution under Section 6.4(f), in the event that any Defect is timely asserted by Purchaser in accordance with Section 6.4(a)(i), and is not waived by Purchaser or timely cured by Seller prior to Closing under Section 6.4(a)(i), Seller shall convey the Defect Property to Purchaser at Closing and the Defect Amount for such Defect Property shall be taken into account in the determination of the Defect Adjustment Amount pursuant to Section 6.4(d) and Section 6.4(e); provided, however, that in the event the Defect Amount asserted exceeds the Allocated Value for the relevant Defect Property, Seller may elect prior to Closing to exclude such Defect Property from the transaction and reduce the Unadjusted Purchase Price by the Allocated Value for such Defect Property pursuant to Section 3.4(b)(viii).

(d)                                 Title Defect Adjustment Amount.  If the aggregate Defect Amount of all Title Defects (disregarding any Defect whose Defect Amount is less than $100,000) exceeds the aggregate Title Benefit Amount of all Title Benefits (disregarding any Title Benefit whose Title Benefit Amount is less than $100,000), then the Unadjusted Purchase Price shall be reduced to the extent (and only to the extent) such excess exceeds $1,250,000 (such excess amount, if any, the “Title Defect Adjustment Amount”) pursuant to Section 3.4(b)(vi).  The Title Defect Adjustment Amount shall be recalculated as part of the final determination of the Adjusted Purchase Price under Section 8.4(b) to take into account the resolution of Disputed Defects and Disputed Title Benefits pursuant to Section 6.4(f).

(e)                                  Environmental Defect Adjustment Amount.  If the aggregate Defect Amount of all Environmental Defects (disregarding any Defect whose Defect Amount is less than $100,000) exceeds $1,250,000, then the Unadjusted Purchase Price shall be reduced to the extent (and only to the extent) such excess exceeds $1,250,000 (such excess amount, if any, the “Environmental Defect Adjustment Amount”, and together with the Title Defect Adjustment Amount, “Defect Adjustment Amount”) pursuant to Section 3.4(b)(vi).  The Environmental Defect Adjustment Amount shall be recalculated as part of the final determination of the Adjusted Purchase Price under Section 8.4(b) to take into account the resolution of Disputed Defects pursuant to Section 6.4(f).

(f)                                   Defect Dispute Resolution.

(i)                                     The Parties agree to resolve disputes concerning the following matters pursuant to this Section 6.4(f):  (A) the existence and scope of a Defect, Title Benefit or Defect Adjustment Amount; (B) the Defect Amount for a Defect Property or the Title Benefit Amount for a Title Benefit Property; and (C) the adequacy of Seller’s Title Defect curative efforts as to whether a Title Defect continues to exist or Purchaser’s reasonable satisfaction of such efforts (the “Defect Disputed Matters”).

(ii)                                  The Parties agree to attempt to initially resolve all Defect Disputed Matters through negotiations between the Parties.  If the Parties cannot resolve a Defect or Title Benefit dispute on or before Closing (each, a “Disputed Defect” and a “Disputed Title Benefit,” respectively), solely for purposes of determining the Closing Payment (and subject to the final calculation of the Defect Adjustment Amount as part of the final determination of the Adjusted Purchase Price under Section 8.4(b)), the Defect Adjustment Amount shall be calculated as if Purchaser’s position on each Disputed Defect were correct and as if Seller’s position with respect to each Disputed Title Benefit were correct (the resulting amount, the “Closing Date Defect Adjustment”); and, following Closing, the Defect Disputed Matters will be finally determined by binding arbitration as described in Section 6.4(f)(iii).

(iii)                               The Defect Disputed Matters will be finally determined by binding arbitration pursuant to Section 12.2(b), provided, however, that the independent arbitrator appointed pursuant to Section 12.2(b) shall be (A) in the case of Disputed Defects that are Title Defects or Disputed Title Benefits, an oil and gas title attorney licensed in North Dakota with a minimum of ten years’ experience with title defects affecting the types of properties which are the subject of the Defect Disputed Matters and (B) in the case of Disputed Defects that are Environmental Defects, an environmental attorney qualified by education, knowledge and experience with environmental defects affecting the types of properties which are subject to the Disputed Defects and having a minimum of ten years’ experience with such types of defects and properties.  The arbitrator shall employ such independent attorneys, petroleum engineers and/or other consultants as deemed necessary.  Notwithstanding anything to the contrary set forth in Section 12.2(b) (x) on or before 45 days after Closing, Purchaser and Seller shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate, and (y) the arbitrator shall resolve the dispute through a final decision within 20 days after submission of the matters in dispute and the final decision shall be reflected in the final calculation of the Adjusted Purchase Price pursuant to Section 8.4(b).

Section 6.5                                    Casualty Loss.  If, prior to Closing, a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (a “Casualty Loss”), Purchaser shall not be obligated to purchase such Asset.  If Purchaser declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset and such Asset will be deemed an Excluded Asset.  If Purchaser elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Purchaser, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss prior to Closing and, in such event, Seller shall be entitled to all insurance proceeds in connection therewith.  If Seller elects to cure such Casualty Loss, such election shall be at Seller’s sole cost and expense and Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Purchaser in its sole discretion.  If Seller elects to cure the Casualty Loss and cures such Casualty Loss prior to Closing, Purchaser shall purchase the affected Asset at Closing for the Allocated Value thereof.

Section 6.6                                    Liberty PSA Matters.  Seller shall communicate regularly with Purchaser with respect to any matters arising under or otherwise relating to the Liberty PSA or the Assets.  Except with Purchaser’s prior consent, Seller shall not (a) amend, restate, supplement or otherwise modify the Liberty PSA as to the Assets or in a manner that would be adverse to Purchaser in connection with the terms of Section 10.3 or (b) waive any rights and remedies available to Seller that relate to the Assets under the Liberty PSA or in a manner that would be adverse to Purchaser in connection with the terms of Section 10.3.

Section 6.7                                    Public Announcements; Confidentiality.

(a)                                 Subject to Section 6.7(b), neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”).  The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised.  In the case of the disclosures described under subsections (i) and (ii) of this Section 6.7(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)                                 The Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for (i) disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), and (ii) any disclosures required to perform this Agreement (collectively, the “Confidentiality Restrictions”).  The Confidentiality Restrictions shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates.

Section 6.8                                    Replacement of Bonds, Letters of Credit and Guaranties.  The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by Seller with Governmental Bodies or co-owners and relating to the Assets will be transferred to Purchaser.  Promptly following Closing, but, as to Assets operated by Seller, in no event later than the transfer of operatorship of such Assets, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 6.9                                    Operatorship.  Within three Business Days after Closing, Seller shall send notices to co-owners of those Assets that Seller currently operates indicating that Seller is resigning as operator, effective upon the Closing Date, and recommending that Purchaser be elected successor operator.

Section 6.10                             Suspense Accounts.  Prior to Closing, Seller will provide to Purchaser (a) information regarding all of Seller’s accounts holding moneys in suspense together with a written explanation (as contained in Seller’s files) of why such moneys are held in suspense or other information identifying the proper disposition of such moneys and (b) Seller’s division of interest and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Seller disburses proceeds of production.  Following Closing, Purchaser shall be solely responsible for the proper distribution of such moneys held in suspense to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any Damages therefor.

Section 6.11                             Transition Services.  Between the Execution Date and the Closing Date, the Parties will negotiate a form of transition services agreement (“Transition Services Agreement”) to be executed at Closing by the Parties, establishing the terms under which Seller would provide certain transition accounting services in respect of the Assets for a limited period of time following the Closing.  If the Parties do not reach an agreement regarding such a Transition Services Agreement prior to Closing, the Closing shall nonetheless occur (subject to the satisfaction of the conditions for Closing set forth herein) and, thereafter, until October 30, 2013, Seller shall provide transition accounting services for the Assets to Purchaser on substantially the same terms and conditions (as if Seller was the service provider, and Purchaser the service recipient, thereunder) as set forth in the Liberty TSA.

Section 6.12                             Further Assurances.  After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. In addition, at the request of Purchaser, Seller agrees to assist Purchaser in collecting the Third Party Costs, which such assistance shall include providing supporting documentation to substantiate the Third Party Costs, identifying the proper Third Party responsible for payment of such Third Party Costs, the date, if any, when such Third Party Costs are due, an aging of such Third Party Costs and such other information as Purchaser may reasonably request.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1                                    Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations.  The representations and warranties of Purchaser set forth in ARTICLE 5 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect; and

(d)                                 Governmental Consents.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(e)                                  Defect Amounts.  The aggregate sum of all Defect Amounts that Purchaser has asserted, reasonably and in good faith, pursuant to Section 6.4(a) prior to the Claim Date, net of all Title Benefit Amounts asserted by Seller, reasonably and in good faith, pursuant to Section 6.4(b) prior to the Claim Date, shall not exceed 20% of the Unadjusted Purchase Price.

Section 7.2                                    Purchaser’s Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations.  The representations and warranties of Seller set forth in ARTICLE 4 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date);

(b)                                 Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect;

(d)                                 Governmental Consents.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and

(e)                                  Defect Amounts.  The aggregate sum of all Defect Amounts that Purchaser has asserted, reasonably and in good faith, pursuant to Section 6.4(a) prior to the Claim Date, net of all Title Benefit Amounts asserted by Seller, reasonably and in good faith, pursuant to Section 6.4(b) prior to the Claim Date, shall not exceed 20% of the Unadjusted Purchase Price.

ARTICLE 8
CLOSING

Section 8.1                                    Time and Place of Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall take place at, unless otherwise agreed by the Parties, the offices of Dorsey & Whitney LLP, at 1400 Wewatta St., Suite 400 Denver, CO, on August 28, 2013, or if all conditions in ARTICLE 7 to be satisfied prior to Closing have not yet been satisfied or waived, within five Business Days of such conditions having been satisfied or waived, subject to the rights of the Parties under ARTICLE 9.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 8.2                                    Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)                                 counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public;

(b)                                 counterparts of mutually agreeable letters-in-lieu of transfer order covering the relevant Assets, duly executed by Seller;

(c)                                  a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(d)                                 an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(e)                                  where approvals are received by Seller pursuant to a filing or application in connection with Section 7.2(d), copies of those approvals; and

(f)                                   all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 8.3                                    Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)                                 a wire transfer of the Closing Payment to the account designated by Seller;

(b)                                 counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(c)                                  counterparts of mutually agreeable letters-in-lieu of transfer order covering the relevant Assets, duly executed by Purchaser;

(d)                                 a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(e)                                  where approvals are received by Purchaser pursuant to a filing or application under Section 7.1(d), copies of those approvals;

(f)                                   evidence of replacement bonds, guaranties and letters of credit pursuant to Section 6.8; and

(g)                                  all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 8.4                                    Closing Payment and Post-Closing Purchase Price Adjustments.

(a)                                 Not later than five Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the initial Adjusted Purchase Price after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.4.  Within two Business Days after its receipt of such statement, Purchaser shall submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith.  Seller and Purchaser shall use commercially reasonable efforts to attempt to resolve any differences regarding the preliminary settlement statement before the Closing; provided, to the extent such objections are not so resolved by mutual agreement of Seller and Purchaser prior to the Closing Date, the Closing shall proceed using the Closing Date Defect

Adjustment but otherwise using Seller’s calculation of the other components of the purchase price, adjusted to reflect agreed upon resolution of any disputed item.  All other adjustments to the Unadjusted Purchase Price not determined as of Closing shall be taken into account as provided in Section 8.4(b).  The estimate set forth in the final preliminary settlement statement shall constitute the U.S. Dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)                                 Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the 90th day following the Closing Date.  Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item included in such statement.  Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to Seller’s statement no later than the 60th day following Purchaser’s receipt thereof.  Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared.  The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 195 days after the Closing Date.  In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Denver, Colorado office of a mutually-agreed upon accounting firm for review and final determination by arbitration.  The accounting firm shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 8.4.  The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter.  The Parties shall each bear its own legal fees and other costs of presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm.  Within ten days after the earlier of (i) the expiration of Purchaser’s 60-day review period without delivery of any written report or (ii) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (A) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (B) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.  Any post-closing payment pursuant to this Section 8.4(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.

(c)                                  Purchaser shall assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d)                                 All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the accounts designated by Seller.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 9
TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of the Parties; or (b) by either Party if Closing has not occurred on or before 75 days after the Execution Date.  However, no Party shall be entitled to terminate this Agreement under clause (b), immediately above, if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 9.2                                    Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.4, Section 5.4, Section 6.1(f) (as to the indemnity provided therein), Section 6.7, this ARTICLE 9, ARTICLE 12 (other than Section 12.6 and Section 12.9) and Appendix A (as to those defined terms included in the other surviving provisions), which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1 shall not relieve either Party, subject to Section 12.5, from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.

ARTICLE 10
INDEMNIFICATION

Section 10.1                             Allocation of Liability.  Upon Closing, Purchaser shall assume and pay, perform, fulfill and discharge all of the following claims, costs, expenses, liabilities and obligations accruing or relating to the (a) ownership, use or operation of the Assets after the Effective Time, including owning, developing, exploring, operating or maintaining the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, and all liability for royalty and overriding royalty payments and Production Taxes (allocated in accordance with ARTICLE 11) made with respect to the Assets; and (b) the Environmental Liabilities (clauses (a) and (b), collectively, the “Assumed Liabilities”).  Notwithstanding the foregoing, the Assumed Liabilities shall not include any of the following: (i) the payment or improper payment by Seller of royalties accruing under the Leases after the closing of the Liberty PSA but prior to the Effective Time with respect to Assets for which Seller serves as the operator; (ii) any obligations, duties and liabilities that (A) do not primarily relate to or primarily arise out of, the Assets, (B) that are attributable to periods prior to or after the Effective Time that relate to Seller’s corporate overhead (including personnel) or (C) relate to any Property Expenses attributable to the period of time prior to the Effective Time; (iii) any obligations, duties and liabilities of Seller primarily relating to or arising from each of the Excluded Assets; and (iv) any income taxes of Seller or any of its Affiliates, which shall be retained by Seller (clauses (i) through (iv), collectively, the “Seller Retained Liabilities”).

Section 10.2                             Indemnification.  Subject to the other provisions of this ARTICLE 10:

(a)                                 From and after Closing, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons: (i) caused by or arising out of or resulting from the Assumed Liabilities; (ii) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained herein; or (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in ARTICLE 5 or in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(d).

(b)                                 From and after Closing, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons: (i) caused by or arising out of or resulting from the Seller Retained Liabilities; (ii) caused by or arising out of the Liberty Indemnified Matters (but only to the extent relating to the Assets); (iii) caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained herein; or (iv) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in ARTICLE 4, or in the certificate delivered by Seller at Closing pursuant to Section 8.2(c).

(c)                                  Notwithstanding anything to the contrary set forth herein, Seller shall have no liability for indemnification hereunder or for any Damages pursuant to Section 10.2(b)(iii) and (iv) until the total of all Damages with respect to such matters exceeds $750,000 (the “Deductible”), after which point the Purchaser Group shall be entitled to indemnification only in excess of the Deductible.  The aggregate liability of Seller for indemnification pursuant to Section 10.2(b)(iii) and (iv) with respect to Damages suffered by Purchaser Group shall not exceed $8,200,000 (the “Cap”).  Notwithstanding the foregoing, the Deductible and the Cap will not apply to Seller’s obligation to indemnify Purchaser for the Seller Retained Liabilities, or for indemnification relating to Seller’s breach of representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.5.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in ARTICLE 4, ARTICLE 5 and ARTICLE 6, and the affirmations of such representations and warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Section 8.2(c) and Section 8.3(d), as applicable, is set forth in this Section 10.2, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.  Except for the remedies contained in this Section 10.2, and any other remedies available to the Parties at law or in equity for breaches of this Agreement other than ARTICLE 4, ARTICLE 5 and ARTICLE 6, upon Closing, each Party releases, remises, and forever discharges the other Party from any and all suits, legal or administrative proceedings, claims, demands, damages, Damages, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such

Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES. THE FOREGOING INDEMNITIES WILL APPLY AND BE EFFECTIVE EVEN IF THE DAMAGES COVERED THEREBY ARE CAUSED OR ARISE FROM, IN WHOLE OR IN PART, BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING, IN EACH CASE, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

(e)                                  EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3                             Liberty Indemnified Matters.

(a)                                 Seller is entitled to certain indemnity protections from Liberty under Section 14.2 of the Liberty PSA, including indemnity protections in respect of certain retained liabilities of Liberty and breaches by Liberty of certain representations, warranties, covenants and agreements set forth in the Liberty PSA (together with the events giving rise thereto, collectively, the “Liberty Indemnified Matters”).  Seller has agreed to indemnify Purchaser under Section 10.2(b)(ii) for the Liberty Indemnified Matters (as such matters relate to the Assets), with it being the intent of the Parties that such indemnification be provided from Seller to Purchaser hereunder in the same manner as if Purchaser was entitled to such indemnity protections as a party (with respect to the Assets) to the Liberty PSA.

(b)                                 In the event that Purchaser asserts a Liberty PSA Indemnity Claim, Seller shall promptly exercise (if not already exercised) all rights and seek all remedies available under the Liberty PSA for the Liberty Indemnified Matter to which such Liberty PSA Indemnity Claim relates.  In cases in which the Liberty PSA Indemnity Claim asserted by Purchaser is a Liberty PSA Non-Deductible Claim, the Damages for which Purchaser will be entitled to indemnification hereunder for such Liberty PSA Non-Deductible Claim will be the same amounts or other remedies (in each case, if and as recovered from Liberty) for which Seller is entitled to indemnification under the Liberty PSA in respect of such claim.  Alternatively, in cases in which the Liberty PSA Indemnity Claim asserted by Purchaser is a Liberty PSA Deductible Claim, the Damages for which Purchaser is entitled to indemnification under Section 10.2(b)(ii) for such Liberty PSA Indemnity Claim will be determined as set forth below:

(i)                                     Prior to the time at which the aggregate Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Deductible, Purchaser will not be entitled to indemnification under Section 10.2(b)(ii) for any Damages for the Liberty PSA Deductible Claim.

(ii)                                  Following the time at which the aggregate Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Deductible, but prior to the time at which such Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Cap (such time period, the “Liberty Indemnity Period”), Purchaser will be entitled to indemnification under Section 10.2(b)(ii) for the Liberty PSA Deductible Claim in an amount equal to the Claiming Party Amount (if and as recovered from Liberty under the Liberty PSA) determined pursuant to Section 10.3(c)(i) (without prejudice to Purchaser’s rights to receive Non-Claiming Party Amounts pursuant to Section 10.3(c)(ii) that may be attributable to any such Liberty PSA Deductible Claim).

(iii)                               Following the time at which the aggregate Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Cap, Purchaser will not be entitled to any further indemnification under Section 10.2(b)(ii) for any Damages for the Liberty PSA Deductible Claim.

(c)                                  It is acknowledged and understood that a Party’s recovery for a Liberty PSA Deductible Claim may be limited due to it bearing a disproportionate portion of the Liberty PSA Deductible for such indemnity claim (or previously asserted Liberty PSA Deductible Claims).  To avoid such disproportionate treatment, the Parties agree that, during the Liberty Indemnity Period, each time a Liberty PSA Deductible Claim is asserted, the Parties will be entitled to the amounts (if and when received by Liberty under the Liberty PSA, which, in the case of Purchaser, will be remitted by Seller) determined below in respect of such Liberty PSA Deductible Claim:

(i)                                     The Party making the Liberty PSA Deductible Claim will be entitled to an amount determined as follows (the “Claiming Party Amount”):

Claiming Party Amount =	A	x (B – $9,900,000)	– C
B

Where:

A	=	The sum of the Liberty PSA Deductible Claim Amounts (including with respect to the relevant Liberty PSA Deductible Claim) for such Party as of such time, subject to Section 10.3(c)(iii)
B	=	The lesser of (A) $49,500,000 and (B) the sum of the Liberty PSA Deductible Claim Amounts (including with respect to the relevant Liberty PSA Deductible Claim) for all Parties as of such time

C	=	The sum of any Claiming Party Amounts and Non-Claiming Party Amounts previously received by such Party

(ii)                                  The other Party will be entitled to an amount determined by subtracting the Claiming Party Amount from, subject to Section 10.3(c)(iii), the relevant Liberty PSA Deductible Claim Amount (the “Non-Claiming Party Amount”).

(iii)                               If a portion of any Liberty PSA Deductible Claim Amount is not recoverable due to it comprising a portion of the Liberty PSA Deductible, the Liberty PSA Deductible Claim Amount, for purposes of determining the Non-Claiming Party Amount under Section 10.3(c)(ii), will not include such non-recoverable amount.  Similarly, if a portion of any Liberty PSA Deductible Claim Amount is not recoverable due to it comprising a portion of the Liberty PSA Cap, the Liberty PSA Deductible Claim Amount, for purposes of determining (A) item “A” in the formula set forth in Section 10.3(c)(i) for the Claiming Party Amount and (B) the Non-Claiming Party Amount under Section 10.3(c)(ii) will not include, in each case, the non-recoverable amount.

Section 10.4                             Limitation on Actions.  The representations and warranties of the Parties in ARTICLE 4 and ARTICLE 5 and the covenants and agreements of the Parties in ARTICLE 6 and the corresponding representations and warranties given in the certificate delivered at Closing pursuant to Section 8.2(c) and Section 8.3(d) shall survive the Closing for a period of nine months, except that (i) the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.5 shall survive indefinitely, and (ii) the covenants and agreements, as applicable, in Section 6.7 and Section 6.12 shall survive indefinitely.  The remainder of this Agreement shall survive the Closing without time limit except (a) as may otherwise be expressly provided herein and (b) for the provisions of ARTICLE 11, which shall survive Closing until the applicable statute of limitations closes the taxable year to which the subject Taxes relate plus 90 days.  The representations, warranties, covenants and agreements of this Agreement shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.  The indemnities in Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.2(b)(iii) and Section 10.2(b)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Party on or before such termination date.  The indemnity in Section 10.2(a)(i), Section 10.2(b)(i) and Section 10.2(b)(ii) shall continue without time limit.

Section 10.5                             Procedure.  The indemnifications contained in Section 10.2 and Section 10.3 shall be implemented as follows:

(a)                                 Claim Notice.  The Party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other Party (the “Indemnifying Party”) which, to be effective, must be delivered prior to the end of the survival period applicable to the representation or warranty, if applicable, that is the subject of the Claim Notice and must state the amount of each payment asserted by the Indemnified Party to be owing, the basis for such claim with supporting documentation, and a list of each separate item of loss for which payment is so claimed.

(b)                                 Claims under Section 10.2.  Upon receipt of an effective Claim Notice, the Indemnifying Party must within 60 days:

(i)                                     contest the indemnification claim asserted in the Claim Notice, with such disputes to be resolved by written agreement of the Parties or final arbitration in accordance with Section 12.2(b);

(ii)                                  object to the sufficiency of information contained in the Claim Notice and request specified additional information reasonably necessary for it to assess such Claim Notice, which information the Indemnified Party will promptly provide; or

(iii)                               pay the amount of the indemnification claim or, if applicable, elect to assume the control of the Claim under Section 10.5(d).

(c)                                  Claims under Section 10.3.  Upon Seller’s receipt of an effective Claim Notice from Purchaser asserting a Liberty PSA Indemnity Claim, Seller shall diligently take all actions permitted and required under Section 14.3 of the Liberty PSA, and upon recovery from Liberty, shall remit payment to Purchaser in accordance with Section 10.3.  Seller will use its commercially reasonably efforts to avail Purchaser of the rights available to Seller (including, to the extent available under the Liberty PSA, seeking reimbursement for Third Party costs and attorneys’ fees and costs incurred in enforcing such rights) under the Liberty PSA with respect to the Liberty PSA Indemnity Claim, provided that (i) Purchaser will be obligated to pay all reasonable out-of-pocket Third Party costs incurred by Seller in carrying out such efforts and (ii) Seller shall not be responsible or liable for costs or fees (in each case) of Purchaser’s attorneys related to pursuing the Liberty PSA Indemnity Claim, except that Seller will bear the costs described in clauses (i) and (ii) immediately above if Seller is able to obtain reimbursement of such costs under the Liberty PSA.

(d)                                 Information, Expenses. Promptly after the Indemnified Party receives notice of a claim or legal action by a Third Party that may result in a loss for which indemnification may be sought from the Indemnifying Party under Section 10.2 (a “Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within sixty days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim, including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party (except as set forth in the proviso immediately below), and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, the Claim until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent which shall not be unreasonably withheld.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Claim).

Section 10.6                             Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Purchaser or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets

Section 10.7                             Reductions in Damages.  The amount of any Damages for which an Indemnified Party is entitled to indemnity under this ARTICLE 10, shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its insurance captive or other Affiliate), and by the amount of any net Tax benefit actually realized by Purchaser as a result of the events giving rise to the Damages in question.

ARTICLE 11
TAX MATTERS

Section 11.1                             Tax Filings.  From the Effective Time through the Closing Date, Seller shall be responsible for filing with the Taxing authorities the applicable Tax Returns for ad valorem, property, severance, production and similar Taxes relating to the Assets which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 11.2, such payment shall be on behalf of Purchaser, and promptly following the Closing Date, Purchaser shall pay to Seller any such Taxes; but only to the extent that such amounts have not already been accounted for under Section 3.4).  Purchaser shall be responsible for the filing with the appropriate taxing authorities the applicable Tax Returns for all ad valorem, property, severance, production and similar Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that Seller is required by applicable Tax Law to file a Tax Return with respect to such Taxes after the Closing Date which includes all or a portion of a Tax period for which Purchaser is liable for such Taxes, following Seller’s request, Purchaser shall promptly pay to Seller all such Taxes allocable to the period or portion thereof beginning at or after the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 3.4), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes; and provided further, if Purchaser is responsible hereunder for the filing of any Tax Returns which include Taxes for which Seller is responsible pursuant to Section 2.4(f), Section 10.1 or any other provision of this Agreement, on Purchaser’s request, Seller shall promptly pay to Purchaser all such Taxes allocable to the period or portion thereof prior to the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 3.4), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes.  Seller shall be entitled to all Tax credits and Tax refunds that relate to any such Taxes allocable to any Tax period, or portion thereof, ending before the Effective Time.

Section 11.2                             Current Tax Period Taxes.  Ad valorem, property, severance, production and similar Taxes assessed against the Assets with respect to the Tax period in which the Effective Time occurs (the “Current Tax Period”), but excluding ad valorem, property, severance production or similar Taxes that are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between the Parties as of the Effective Time with (a) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Closing Date) in the Current Tax Period on and after the Effective Time and the denominator of which is the total number of days in the Current Tax Period.  As described in Section 2.4(f), ad valorem, property, severance, production and similar Taxes that are based on quantity of or the value of production of Hydrocarbons shall be apportioned between the Parties based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time.  In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this ARTICLE 11, the applicable Party shall make such reimbursement promptly but in no event later than ten days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

Section 11.3                             Characterization of Certain Payments.  The Parties agree that any payments made pursuant to this ARTICLE 11, ARTICLE 10, Section 2.4 and Section 8.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price unless otherwise required by Law.

Section 11.4                             Other Tax Matters.  Purchaser and Seller, the extent each is legally permitted, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the

Assets for a period of at least seven years following the Closing Date.  Purchaser and Seller shall reasonably cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Purchase Price Allocation Schedule.  Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Assets.

ARTICLE 12
MISCELLANEOUS

Section 12.1                             Notice.  All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation) and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below:

Seller:

Kodiak Oil & Gas (USA) Inc.

Kodiak Williston, LLC

1625 Broadway, Suite 250

Denver, Colorado  80202

Telephone: (720) 475-5943

Fax:  (303) 592-8071

Attention:  Cathleen Osborn and James Henderson

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, Washington  98104-7043

Telephone: (206) 903-8814

Fax:  (206) 903-8820

Attention: Randal R. Jones and Wells Parker

Purchaser:

Triangle USA Petroleum Corporation

1200 17th Street, Suite 2600

Denver, CO 80202
Attn: Ashley Garber
Telephone: (303) 260-1682

Facsimile: (303) 260-5080

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business

Day if delivered after business hours, (ii) when received by the addressee via facsimile during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be.  The Parties may change the address, telephone number, facsimile number and individuals to which such communications to such Party are to be addressed by giving written notice to other Party in the manner provided in this Section 12.1.

Section 12.2                             Governing Law; Dispute Resolution.

(a)                                 Except as provided in this Section 12.2(a), this Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Colorado, without regards to conflicts of law principles (except to the extent that the Laws of the State of North Dakota are applicable to issues relating to real property, royalty issues or oil and gas leases and interests therein).

(b)                                 All Disputes (other than a Party’s right to seek specific performance, which may be brought in any court of competent jurisdiction and as to which this Section 12.2(b) shall not apply) between the Parties related to this Agreement shall be resolved by arbitration, pursuant to the following procedures:

(i)                                     Each side to such arbitration shall each select a single, independent arbitrator within ten days after written demand for such arbitration by any Party.  The two arbitrators selected by the respective sides shall, in turn, select the third neutral and independent arbitrator.  For any Dispute concerning Section 3.2, Section 3.3, or ARTICLE 11 (with respect to the preparation of Tax Returns and the payment of Taxes), each of the three arbitrators shall be a tax accountant with a minimum of ten years’ experience with the types of Taxes in question.

(ii)                                  The arbitration shall be governed by Colorado Law but the specific procedure to be followed shall be determined by the arbitrator(s).  It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Colorado or Federal Rules of Civil Procedure.

(iii)                               The arbitration proceeding shall be held in the City and County of Denver, Colorado, and a hearing shall be held no later than 60 days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within 30 days of the hearing.

(iv)                              At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate.

(v)                                 Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made.

(vi)                              The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by Seller and 50% by Purchaser.

(vii)                           The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

(c)                                  Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 12.3                             Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.4                             No Third Party Beneficiaries.  Except as provided in Section 10.2 (to the Persons described therein), nothing in this Agreement, express or implied, shall entitle any Person other than the Parties and their respective successors and permitted assigns to any claim, remedy or right of any kind under (or pursuant to) this Agreement.  Notwithstanding the foregoing, the Parties acknowledge and agree that only a Party or its successor or permitted assign, shall have the right to (it being understood and agreed that such Person shall not have the obligation to) enforce the provisions of (or exercise any right or remedy under) this Agreement on its own behalf or any of its related indemnified parties.

Section 12.5                             Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.6                             Delivery of Records.  Seller, at Purchaser’s cost and expense, shall deliver the Records to Purchaser within ten days following Closing.

Section 12.7                             Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

Section 12.8                             Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 12.9                             Financial Statements.  Seller acknowledges that Purchaser and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in documents filed by Purchaser and its Affiliates with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and that such financial statements may be required to be audited.  Accordingly, from and after the Execution Date, Seller shall use commercially reasonable efforts to (a) promptly provide Purchaser with such information about the Assets as may be required to be included in the documents filed by Purchaser and its Affiliates with the SEC, (b) provide, and shall cause its Affiliates, officers and employees to provide, reasonable cooperation in connection with the preparation of such documents, including providing reasonable access to auditors, auditor work papers, employees, books and records, and any financial data reasonably requested by Purchaser in connection therewith, and (c) cause its independent public accountants to provide any consent necessary for the filing of such documents and to deliver a customary comfort letter to Purchaser with respect to financial information relating to the transactions contemplated by this Agreement included as part of such documents.

Section 12.10                      Seller Liability.  Each of Kodiak USA and Kodiak Williston shall be jointly and severally liable and responsible, as applicable, for any and all claims, liabilities, and payment and other obligations of Seller arising under, and in connection with, this Agreement.

Section 12.11                      Incorporation.  The provisions of Sections 15.2, 15.4 through 15.7, 15.10 and 15.14 of the Liberty PSA shall apply mutatis mutandis to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLER:

Kodiak Oil & Gas (USA) INC.

By:	/s/ James P. Henderson
Name: James P. Henderson
Title: Chief Financial Officer

Kodiak Williston, LLC

By:	/s/ James P. Henderson
Name: James P. Henderson
Title: Chief Financial Officer

PURCHASER:

Triangle USA Petroleum Corporation

By:	/s/ Jonathan Samuels
Name: Jonathan Samuels
Title: President

[Signature Page]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN

PURCHASE AND SALE AGREEMENT BY AND AMONG

KODIAK OIL & GAS (USA) INC., KODIAK WILLISTON, LLC AND

TRIANGLE USA PETROLEUM CORPORATION

DEFINITIONS

“Adjusted Purchase Price” has the meaning set forth in Section 3.4.

“AFE” means an authority for expenditure.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Values” has the meaning set forth in Section 3.2.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Liabilities” has the meaning set forth in Section 10.1.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Cap” has the meaning set forth in Section 10.2(c).

“Casualty Loss” has the meaning set forth in Section 6.5.

“Claim” has the meaning set forth in Section 10.5(d).

“Claim Date” has the meaning set forth in Section 6.4(a)(i).

“Claiming Party Amount” has the meaning set forth in Section 10.3(c)(i).

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Defect Adjustment” has the meaning set forth in Section 6.4(f)(ii).

“Closing Payment” has the meaning set forth in Section 8.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

Appendix A-1

“Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws.

“Confidentiality Restrictions” has the meaning set forth in Section 6.7(b).

“Contracts” has the meaning set forth in Section 2.2.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Assignment, Bill of Sale and Conveyance attached hereto as Exhibit D.

“Current Tax Period” has the meaning set forth in Section 11.2.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Damages” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, (i) any special, consequential, punitive or exemplary damages and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Party after the Closing Date.

“Deductible” has the meaning set forth in Section 10.2(c).

“Defect” means a Title Defect or Environmental Defect.

“Defect Adjustment Amount” has the meaning set forth in Section 6.4(e).

“Defect Amount” has the meaning set forth in Section 6.4(a)(i).

“Defect Disputed Matters” has the meaning set forth in Section 6.4(f)(i).

“Defect Notice” has the meaning set forth in Section 6.4(a)(i).

“Defect Property” has the meaning set forth in Section 6.4(a)(i).

“Defensible Title” means such ownership of record to the Leases, the Wells and the Units that is deducible from the applicable county, state and federal records such that a reasonably prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing

Appendix A-2

would be willing to accept the same, and that, subject to and except for the Permitted Encumbrances:

(i)                                     entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Lease, Well or Unit throughout the duration of the productive life of such Lease, Well or Unit, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (such share, a “Net Revenue Interest”), of not less than the Net Revenue Interest share shown in Exhibit A or Exhibit B, respectively, for such Lease, Well or Unit;

(ii)                                  obligates Seller to bear a share of the costs and expenses for the maintenance, development, operation and the production relating to any Lease, Well or Unit throughout the productive life of such Lease, Well or Unit (such share, a “Working Interest”) not greater than the Working Interest shown in Exhibit A or Exhibit B, respectively, for such Lease, Well or Unit without increase, except increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(iii)                               covers the Net Acres set forth in Exhibit A for each Lease; and

(iv)                              is free and clear of Liens.

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“Disputed Defect” has the meaning set forth in Section 6.4(f)(ii).

“Disputed Title Benefit” has the meaning set forth in Section 6.4(f)(ii).

“Due Diligence Period” has the meaning set forth in Section 6.1(a).

“Due Diligence Review” has the meaning set forth in Section 6.1(a).

“Effective Time” has the meaning set forth in Section 2.4(a).

“Environmental Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), but excluding any Plugging and Abandonment Obligations (which shall not constitute an Environmental Defect).

“Environmental Defect Adjustment Amount” has the meaning set forth in Section 6.4(e).

“Environmental Law” or “Environmental Laws” means any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any

Appendix A-3

writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Body pertaining or relating to: (a) pollution or pollution control, including storm water; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials.  As used herein, “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the National Historic Preservation Act, 16 U.S.C. §470 et seq., and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

“Environmental Liabilities” means all Damages (including any civil fines, penalties, costs of Remediation, any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all Persons, including any Governmental Body, to the extent any of the foregoing directly or indirectly involves any Condition relating to the Assets, including Plugging and Abandonment Obligations, all Environmental Defects, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets, created or attributable to any period of time, whether before or after Seller acquired ownership of the Assets, including any period of time prior to or after the Effective Time.

“Excluded Assets” means: (i) (a) all corporate, financial, income, Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets, except in the case of Tax records relating to the Assets, which will not constitute “Excluded Assets” for purposes hereof) other than abstracts of title, title opinions and memoranda, and title curative documents that primarily relate to the Assets and (b) all books, records and files that relate primarily to the other Excluded Assets or this Agreement and the transactions contemplated hereby; (ii) (a) equipment, inventory, machinery, fixtures and other tangible personal property and improvements that are leased by Seller or located at or used in connection with any field office or yard of Seller other than those used solely in connection with the Assets, (b) any computers and related peripheral equipment that are not located on the Assets and (c) communications equipment that is not located on the Assets; (iii) all rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time in accordance with the principles of ARTICLE 11; (iv) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally; (v) all geophysical and other seismic and related technical data and information that is not transferrable without the payment

Appendix A-4

of a fee or other penalty (which Purchaser has not agreed prior to Closing to pay or otherwise reimburse Seller therefor); (vi) all cash, trade credits, account receivables (other than all unbilled costs for the joint interest billings and the accounts receivable for the joint interest billings on behalf of Third Party working interest owners in the Leases, Wells or Units operated by Seller), note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time; (vii) to the extent not related to any Assumed Liability, any refunds due Seller by a Third Party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time; (viii) to the extent not related to any Assumed Liability, any causes of action, claims, rights, indemnities or defenses with respect to the Assets relating to any period of time prior to the Effective Time; (ix) all rights and interests of Seller (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time; (x) any contracts and agreements relating to swaps, futures, hedges, and other similar derivative-based or hedging transactions; (xi) any part of the Assets excluded from the transactions contemplated hereunder pursuant to the terms of this Agreement, including pursuant to the terms of Section 6.3, Section 6.4(c) and Section 6.5; (xii) the Retained Assets; and (xiii) the properties set forth on Schedule 4.6-2.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Section 1060 Allocation Schedule” has the meaning set forth in Section 3.3.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

“Hydrocarbons” has the meaning set forth in Section 2.2.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

Appendix A-5

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Inspection Request” has the meaning set forth in Section 6.1(c)(ii).

“Invasive Activities” has the meaning set forth in Section 6.1(c)(i).

“Kodiak USA” has the meaning set forth in the Preamble of this Agreement.

“Kodiak Williston” has the meaning set forth in the Preamble of this Agreement.

“Lands” has the meaning set forth in Section 2.2.

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2.

“Liberty” has the meaning set forth in the Recitals to this Agreement.

“Liberty Indemnified Matters” has the meaning set forth in Section 10.3(a).

“Liberty Indemnity Period” has the meaning set forth in Section 10.3(b)(ii).

“Liberty PSA” has the meaning set forth in the Recitals to this Agreement.

“Liberty PSA Cap” means the liability cap of $49,500,000 under the Liberty PSA for certain indemnity claims asserted pursuant to Article 14 thereof.

“Liberty PSA Deductible” means the deductible of $9,900,000 under the Liberty PSA for certain indemnity claims asserted pursuant to Article 14 thereof.

“Liberty PSA Deductible Claim” means a Liberty PSA Indemnity Claim that is subject to the Liberty PSA Deductible under the Liberty PSA.

“Liberty PSA Deductible Claim Amount” means the amount to which, (i) in the case of Seller, Seller is entitled to indemnification under the Liberty PSA and (b) in the case of Purchaser, Purchaser is entitled to indemnification under Section 10.2(b)(ii), in each case, in respect of a Liberty PSA Indemnity Claim.

“Liberty PSA Indemnity Claim” means, (i) in the case of Seller, an indemnification claim for a Liberty Indemnified Matter in respect of the Retained Assets or the “Fundamental Representations,” as such term is defined in the Liberty PSA, and (ii) in the case of Purchaser, an indemnification claim asserted under Section 10.2(b) for a Liberty Indemnified Matter in respect of the Assets.

“Liberty PSA Non-Deductible Claim” means a Liberty PSA Indemnity Claim that is not subject to the Liberty PSA Deductible under the Liberty PSA.

Appendix A-6

“Liberty TSA” means that certain Transition Services Agreement between Liberty and Kodiak Williston, dated July 12, 2013 and entered into pursuant to the Liberty PSA.

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable law of any jurisdiction, or any option, equity, claim or right of or obligation to any other Person of whatever kind and character; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Material Contract” means (i) any agreement with any Affiliate of Seller, (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case, that is not cancelable without penalty or other payment on not more than 60 days’ prior written notice, other than terms of operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner, (iii) any agreement of or binding on Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Execution Date, other than non-consent penalties for nonparticipation in operations under operating agreements, conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets, (iv) any Tax partnership agreement of or binding upon Seller affecting any of the Assets, (v) any agreement that creates any area of mutual interest or similar provision with respect to the Assets, (vi) any agreement that requires expenditures in excess of $100,000 in the aggregate in any twelve month period beginning on or after the Execution Date, and (vii) any joint operating agreement or joint development agreement to which Seller is a party that relates to the Assets.

“Net Acres” means, as computed separately with respect to each Lease, (i) Seller’s Working Interest in the Lease multiplied by (ii) the number of gross acres covered by the Lease multiplied by (iii) the undivided interest in the oil and gas mineral fee estate in the land covered by the Lease.

“Net Casualty Loss” has the meaning set forth in Section 6.5.

“Net Revenue Interest” has the meaning set forth in the definition of “Defensible Title” in this Appendix A.

“Non-Claiming Party Amount” has the meaning set forth in Section 10.3(c)(ii).

“Non-Op Properties” has the meaning set forth in Section 6.1(c).

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

Appendix A-7

“Permitted Encumbrances” means:

(i)                                     lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not cause the Net Revenue Interest to be less than, or the Working Interest to be more than, the amounts set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(ii)                                  statutory liens for Taxes that are not yet due and payable or that are being contested in good faith in the normal course of business;

(iii)                               Customary Post-Closing Consents;

(iv)                              rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(v)                                 easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets or any restriction on access thereto that (a) do not materially interfere with the operation of the affected Asset and (b) do not cause the Net Revenue Interest to be less than, or the Working Interest to be more than, the amounts set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(vi)                              the terms and conditions of the Contracts listed in Exhibit C or any compulsory pooling order of the North Dakota Industrial Commission; provided, however, that the effect of any such items do not cause the Net Revenue Interest to be less than, or the Working Interest to be more than, the amounts set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(vii)                           materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (a) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (b) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law or (c) if their validity is being contested in good faith by appropriate action;

(viii)                        any Liens burdening the Assets which will be released at or before Closing;

(ix)                              such Defects as Purchaser has waived, including any Defects waived by Purchaser pursuant to Section 6.4(a); and

(x)                                 any items set forth on Schedule 6.4.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

Appendix A-8

“Plugging and Abandonment Obligations” means any and all responsibility and liability (other than an obligation to Remediate a Condition that constitutes a violation of Environmental Laws) for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, re-plugging, and abandonment of all Wells; (ii) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets related to such abandoned Wells; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets related to such abandoned Wells; and (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable laws, permits, orders, and contracts related to such abandoned Wells.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Pro Frac Lien” means any Lien arising from amounts owed to Pro Frac Heating & Trucking, LLC for certain services performed for Liberty prior to the Effective Time, as more particularly described in that certain demand letter dated April 25, 2013 from Neff Eiken & Neff, P.C. (on behalf of Pro Frac Heating & Trucking, LLC) to Liberty, a copy of which was provided by Seller to Purchaser prior to the Execution Date.

“Production Taxes” means all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, provided that Production Taxes shall not include income, franchise, margin Taxes, or transfer Taxes, but shall include any interest, penalties, additions to tax and fines assessed or due in respect of any Production Taxes, whether disputed or not.

“Properties” has the meaning set forth in Section 2.2.

“Property Expenses” means all (i) capital expenses and bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment, Production Taxes and operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions (other than any costs to cure a Title Defect); and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Assets), in each case, incurred in the ownership, development and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.

“Proposed Section 1060 Allocation Schedule” has the meaning set forth in Section 3.3.

“Public Announcement Restrictions” has the meaning set forth in Section 6.7(a).

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

Appendix A-9

“Records” has the meaning set forth in Section 2.2.

“Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Retained Assets” means the assets, properties, equipment, rights, interests and other items acquired by Seller under the Liberty PSA, except and excluding the Assets.

“SEC” has the meaning set forth in Section 12.9.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Retained Liabilities” has the meaning set forth in Section 10.1.

“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment of an interest in a Lease or other Property that, if not obtained, would materially affect the value or use of such Lease or other Property, including requirements providing that (i) if the applicable consent to assignment is not obtained the assignment is void, (ii) if the applicable consent to assignment is not obtained the Person holding the right to such consent may terminate the affected Lease or other instrument creating Seller’s rights in the affected Property or (iii) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment of the affected Lease or other Property.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes, or any other tax of any kind whatsoever, or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement,

Appendix A-10

schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax, including any schedule or amendment thereto, and any including any statement thereof.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Costs” has the meaning set forth in Section 3.4(a)(vi).

“Title Benefit” has the meaning set forth in Section 6.4(b).

“Title Benefit Amount” has the meaning set forth in Section 6.4(b).

“Title Benefit Notice” has the meaning set forth in Section 6.4(b).

“Title Benefit Property” has the meaning set forth in Section 6.4(b).

“Title Defect” means any Lien, obligation (including contract obligation), defect, or other matter (including a discrepancy in Net Revenue Interest or Working Interest) that causes Seller not to have Defensible Title in and to the Leases, the Wells or the Units.  Notwithstanding the foregoing, the following shall not be considered “Title Defects:”

(i)                                     defects based solely on lack of information in connection with documents filed of record not contained in Seller’s files;

(ii)                                  defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides clear and convincing evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Asset;

(iii)                               defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(iv)                              defects asserting a change in Working Interest or Net Revenue Interest based on a change by a Third Party in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time;

(v)                                 defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(vi)                              Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby which would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would customarily seek a subordination of such Lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

Appendix A-11

(vii)                           defects based on failure to record a Lease issued by the Bureau of Land Management or the North Dakota Board of University and School Lands, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Lease is located, unless Purchaser provides clear and convincing evidence that such defect has resulted in another Person’s actual and superior claim of title to the relevant Asset;

(viii)                        defects that have been cured by applicable laws of limitations, prescription or otherwise; and

(ix)                              any items set forth on Schedule 6.4.

“Title Defect Adjustment Amount” has the meaning set forth in Section 6.4(d).

“Transition Services Agreement” has the meaning set forth in Section 6.11.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Units” has the meaning set forth in Section 2.2.

“Wells” has the meaning set forth in Section 2.2.

“Working Interest” has the meaning set forth in the definition of “Defensible Title” in this Appendix A.

Appendix A-12